Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder
HSBC Finance Corporation:

We consent to the use of our report dated February 28, 2011, except as to Note 24 which is as of May 27, 2011, with respect to the consolidated financial statements of HSBC Finance Corporation as of December 31, 2010 included in the Company’s Current Report on Form 8-K filed on May 27, 2011 and to the use of our report dated February 28, 2011 with respect to the effectiveness of internal control over financial reporting as of December 31, 2010, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, both of which are incorporated by reference into Amendment No. 1 to the Company’s Registration Statement relating to the registration of Senior Subordinated Notes of HSBC Finance Corporation (the Registration Statement) on Form S-4 and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ KPMG LLP

Chicago, Illinois
September 7, 2011